Exhibit 99.1

            DOLLAR GENERAL REPORTS THIRD QUARTER EARNINGS;
       COMMENTS ON 2004 GUIDANCE AND 2005 OPERATING INITIATIVES

    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Dec. 1, 2004--Dollar General Corporation (NYSE:DG) today reported net income for the third quarter of fiscal 2004 of $71.1 million, or $0.22 per diluted share, compared to $77.9 million, or $0.23 per diluted share, in the third quarter of fiscal 2003.


    As a reminder, financial results for the third quarter of 2003 were favorably impacted by a $7.8 million pre-tax non-recurring inventory adjustment, which primarily represented a change in the Company's estimated provision for inventory shrinkage.


    As previously reported, net sales during the third quarter of 2004 increased 11.5 percent to $1.88 billion compared to $1.69 billion in the third quarter of 2003. The increase resulted primarily from new store growth and a same-store sales increase of 3.4 percent.


    Gross profit during the quarter was $554.0 million, or 29.5 percent of sales, versus $516.9 million, or 30.7 percent of sales, in the prior year. Sales of highly consumable items, which generally have lower gross profit rates than the Company's other merchandise categories, increased as a percentage of total sales mix. Approximately half of the decrease in the gross profit rate as a percent to sales resulted from the change in mix of sales and increased transportation expense, primarily fuel costs. The prior year favorable inventory adjustment discussed above also contributed to the decrease in the gross profit rate.


    Selling, general and administrative expenses ("SG&A") for the quarter were $440.0 million, or 23.4 percent of sales, in the current year, versus $385.6 million, or 22.9 percent of sales, in the prior year. The increase in SG&A as a percent to sales includes increases as a percentage of sales in store occupancy costs, including rent and utilities, fees associated with increased customer usage of debit cards, and costs of counting physical inventories. In addition, the Company recorded a $4.5 million charge for additional sales and use tax accruals, a $3.1 million charge related to the lease expiration and subsequent purchase of the Company's airplane, and a $2.1 million charge for disaster losses resulting primarily from hurricane damages. Partially offsetting these expense increases was a lower accrual for estimated employee bonus expenses compared with the prior year period. Last year's higher bonus accrual resulted from the strong year-over-year financial performance achieved by the Company through the 39-week period ended October 31, 2003.


    Net interest expense was $6.4 million in the current year quarter compared to $8.0 million in the prior year. The decrease is primarily attributable to interest capitalized on distribution center construction projects. The Company had $335.9 million in debt outstanding at October 29, 2004, compared to $285.7 million at October 31, 2003.


    The Company's effective income tax rate was 33.9 % for the current year quarter, versus 36.9 % last year. Approximately 111 basis points of the tax rate decrease in the quarter is the result of the reinstatement of certain federal targeted jobs tax credits retroactive to December 31, 2003. An additional 173 basis point decline in the tax rate resulted from adjustments to the accrual for income taxes for fiscal 2003.


    For the 39-week year-to-date period, net income was $210.3 million in fiscal 2004, or $0.63 per diluted share, compared to $198.2 million, or $0.59 per diluted share, in the comparable prior year period, an increase of 6.1 percent.


    Year-to-date through November 26, 2004, the Company opened 703 new traditional Dollar General stores and eight Dollar General Markets.


    As of November 26, 2004, 6,725 Dollar General stores were equipped with refrigerated coolers, with over 5,500 stores accepting electronic benefits transfer (EBT) payments. At the end of the quarter on October 29, there were 6,525 Dollar General stores with refrigerated coolers. Approximately 5,300 of these stores were accepting EBT payments.


    Outlook for 2004 and 2005


    Dollar General narrowed its annual earnings expectation for 2004. The Company now expects net income for the year to be at the low end of its original guidance, or between $341 million and $350 million. The Company cautioned, however, that its core customer, the low income consumer, will likely continue to be impacted by the challenging economic environment, including higher gasoline prices, higher heating oil costs and unemployment. Lower than expected consumer discretionary spending during the holiday period may negatively impact the Company's ability to meet its expected earnings.


    For the month ended November 26, 2004, same-store sales increased
3.4 percent. Tomorrow, the Company will release final November sales in its regular monthly sales release.


    Dollar General today also announced that the Company expects to open approximately 730 new stores, including at least 30 Dollar General Markets, in fiscal 2005. Some of the Dollar General Markets will be conversions of traditional stores. The Dollar General Market is a larger format store that offers an expanded selection of Dollar General's core mix of merchandise with a broader selection of refrigerated food items and fresh produce. The Company will continue its practice of reviewing potential store closings and currently expects closings in 2005 to be in the range of 60 to 80.


    Dollar General plans to open its new distribution center in Union County, SC, in mid to late 2005. By the end of 2005, the Company plans to select a location for a ninth distribution center, which is expected to open in fiscal 2006.


    The Company also plans to continue its implementation of the EZstore initiatives, focused on improving all aspects of store operations, including material handling and labor scheduling. The
Company plans to complete the implementation of EZstore by the end of fiscal 2006.


    Forward-Looking Information


    This press release contains forward-looking information, such as information regarding the Company's expectation for 2004 net income, its 2004 and 2005 store growth targets, distribution center site selection, construction plans and project completion targets, the timing and anticipated results of operating initiatives, including the implementation of EZstore, and the possible expected impact on the fourth quarter of external economic factors. The words "believe," "anticipate," "project," "plan," "schedule," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. Factors that may result in actual results differing from such forward-looking information include, but are not limited to:

    -- transportation and distribution delays or interruptions both domestically and internationally;

    --  labor shortages in the trucking industry;

    -- the Company's ability to negotiate effectively the cost and purchase of merchandise;

    -- prolonged or repeated price increases of certain raw materials that could affect vendors' product costs;

    --  inventory risks due to shifts in market demand;

    --  changes in product mix;

    --  interruptions in suppliers' businesses;

    --  the inability to execute operating initiatives;

    -- costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems;

    --  fuel price and interest rate fluctuations;

    -- a continued rise in health insurance costs or workers' compensation costs;

    -- a deterioration in general economic conditions whether caused by acts of war, terrorism or other factors;

    -- changes in demand due to unexpected or unusual weather patterns;

    -- seasonality of the Company's business such as a sales shortfall during the Christmas selling season;

    -- unanticipated changes in the federal or state minimum wage or living wage requirements;

    -- changes in federal or state regulations governing the sale of the Company's products, particularly "over-the-counter" medications or health products;

    -- excessive costs and delays associated with building, opening and operating new stores;

    -- excessive costs and delays associated with building, opening, expanding or converting new or existing distribution centers;

    -- the reputational and financial impact of the Securities and Exchange Commission ("SEC") inquiry related to the restatement of certain of the Company's financial statements;

    --  results of other legal proceedings and claims;

    -- and other risk factors described in the Company's Form 10-K for the fiscal year ended January 30, 2004, filed with the SEC on March 16, 2004, and the Company's most recent Quarterly Report on Form 10-Q.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its public disclosures or documents filed with the SEC.


    Earnings Conference Call Information


    The Company will host a conference call on Wednesday, December 1, 2004, at 10 a.m. EST to discuss the quarter's results. The security code for the conference call is "Dollar General." If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The call can be accessed live online at www.dollargeneral.com, by clicking on the homepage spotlight item. A replay of the conference call will be available until 5 p.m. EST on Wednesday, December 15, online at www.dollargeneral.com under "Investing," "Conference Calls and Investor Events," or by calling
(334) 323-7226. The replay pass code is 73518650.


    About Dollar General


    Dollar General is a Fortune 500(R) discount retailer with 7,324 neighborhood stores as of November 26, 2004. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                      Consolidated Balance Sheets
                        (Dollars in thousands)

                                   October 29, October 31, January 30,
                                      2004        2003        2004
                                   ----------- ----------- -----------
                                   (Unaudited) (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents          $45,832    $138,470    $398,278
   Merchandise inventories          1,558,574   1,373,200   1,157,141
   Deferred income taxes               17,305      21,729      30,413
   Other current assets               100,523      65,301      66,383
----------------------------------------------------------------------
   Total current assets             1,722,234   1,598,700   1,652,215
----------------------------------------------------------------------

Property and equipment, at cost     1,905,578   1,667,438   1,709,722
Less: accumulated depreciation and
 amortization                         828,951     687,951     720,498
----------------------------------------------------------------------
Net property and equipment          1,076,627     979,487     989,224
----------------------------------------------------------------------
Other assets, net                      29,156      11,007      11,270
----------------------------------------------------------------------
Total assets                       $2,828,017  $2,589,194  $2,652,709
======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term
    obligations                       $14,704     $17,295     $16,670
   Accounts payable                   475,841     440,505     383,791
   Accrued expenses and other         336,408     287,724     297,616
   Income taxes payable                21,706      14,553      45,725
----------------------------------------------------------------------
   Total current liabilities          848,659     760,077     743,802
----------------------------------------------------------------------

Long-term obligations                 321,194     268,357     265,337
Deferred income taxes                  80,674      59,100      66,650

Shareholders' equity:
   Preferred stock                          -           -           -
   Common stock                       163,785     168,415     168,095
   Additional paid-in capital         405,003     363,767     376,930
   Retained earnings                1,014,969     975,255   1,037,409
   Accumulated other comprehensive
    loss                               (1,009)     (1,206)     (1,161)
----------------------------------------------------------------------
                                    1,582,748   1,506,231   1,581,273
   Other shareholders' equity          (5,258)     (4,571)     (4,353)
----------------------------------------------------------------------
   Total shareholders' equity       1,577,490   1,501,660   1,576,920
----------------------------------------------------------------------
Total liabilities and
 shareholders' equity              $2,828,017  $2,589,194  $2,652,709
======================================================================


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Consolidated Statements of Income
           (Dollars in thousands, except per share amounts)
                              (Unaudited)

                                 For the Quarter (13 Weeks) Ended
                            ------------------------------------------
                           October 29, % of Net  October 31, % of Net
                              2004       Sales      2003       Sales
                           -------------------- ---------------------
Net sales                  $1,879,187    100.00%  $1,685,346   100.00%
Cost of goods sold          1,325,202     70.52    1,168,449    69.33
----------------------------------------------------------------------
Gross profit                  553,985     29.48      516,897    30.67
Selling, general and
 administrative               440,029     23.42      385,551    22.88
----------------------------------------------------------------------
Operating profit              113,956      6.06      131,346     7.79
Interest expense, net           6,364      0.34        7,976     0.47
----------------------------------------------------------------------
Income before taxes on
 income                       107,592      5.73      123,370     7.32
Provision for taxes on
 income                        36,466      1.94       45,467     2.70
----------------------------------------------------------------------
Net income                    $71,126      3.78%     $77,903     4.62%
======================================================================

Diluted earnings per share      $0.22                  $0.23
======================================           ============
Weighted average diluted
 shares (000s)                330,313                339,238
======================================           ============
Basic earnings per share        $0.22                  $0.23
======================================           ============
Weighted average basic
 shares (000s)                327,844                335,411
======================================           ============
Dividends per share            $0.040                 $0.035
======================================           ============


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Consolidated Statements of Income
           (Dollars in thousands, except per share amounts)
                              (Unaudited)

                                     For the 39 Weeks Ended
                          --------------------------------------------
                          October 29,  % of Net  October 31, % of Net
                             2004        Sales      2003       Sales
                          --------------------- ----------------------
Net sales                  $5,463,389    100.00%  $4,905,504   100.00%
Cost of goods sold          3,860,174     70.66    3,463,871    70.61
----------------------------------------------------------------------
Gross profit                1,603,215     29.34    1,441,633    29.39
Selling, general and
 administrative             1,266,583     23.18    1,105,493    22.54
----------------------------------------------------------------------
Operating profit              336,632      6.16      336,140     6.85
Interest expense, net          16,847      0.31       25,286     0.52
----------------------------------------------------------------------
Income before taxes on
 income                       319,785      5.85      310,854     6.34
Provision for taxes on
 income                       109,488      2.00      112,683     2.30
----------------------------------------------------------------------
Net income                   $210,297      3.85%    $198,171     4.04%
======================================================================

Diluted earnings per share      $0.63                  $0.59
======================================           ===========
Weighted average diluted
 shares (000s)                332,623                336,892
======================================           ===========
Basic earnings per share        $0.64                  $0.59
======================================           ===========
Weighted average basic
 shares (000s)                329,917                334,175
======================================           ===========
Dividends per share            $0.120                 $0.105
======================================           ===========


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                              (Unaudited)

                                                   39 Weeks Ended
                                               -----------------------
                                               October 29, October 31,
                                                  2004        2003
                                               ----------- -----------
Cash flows from operating activities:
 Net income                                      $210,297    $198,171
 Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                 122,882     113,114
    Deferred income taxes                          27,132      20,912
    Tax benefit from stock option exercises         5,615      10,780
    Change in operating assets and liabilities:
       Merchandise inventories                   (401,433)   (250,169)
       Other current assets                       (34,140)    (19,602)
       Accounts payable                            87,233      95,314
       Accrued expenses and other                  39,987      49,039
       Income taxes                               (24,082)    (52,538)
       Other                                      (12,610)      1,974
----------------------------------------------------------------------
Net cash provided by operating activities          20,881     166,995
----------------------------------------------------------------------

Cash flows from investing activities:
 Purchase of property and equipment              (209,534)    (93,035)
 Purchase of promissory notes                           -     (49,582)
 Proceeds from sale of property and equipment         154         195
----------------------------------------------------------------------
Net cash used in investing activities            (209,380)   (142,422)
----------------------------------------------------------------------

Cash flows from financing activities:
 Net borrowings under revolving credit
  facilities                                       64,500           -
 Repayments of long-term obligations              (12,311)    (11,808)
 Payment of cash dividends                        (39,564)    (35,136)
 Proceeds from exercise of stock options           21,125      39,660
 Repurchases of common stock                     (198,362)          -
 Other financing activities                           665        (137)
----------------------------------------------------------------------
Net cash used in financing activities            (163,947)     (7,421)
----------------------------------------------------------------------

Net increase (decrease) in cash and cash
 equivalents                                     (352,446)     17,152
Cash and cash equivalents, beginning of period    398,278     121,318
----------------------------------------------------------------------
Cash and cash equivalents, end of period          $45,832    $138,470
======================================================================

Supplemental schedule of noncash investing and
 financing activities:
Purchases of property and equipment awaiting
 processing for payment, included in accounts
 payable                                           $4,817      $3,888
Purchases of property and equipment under
 capital lease obligations                         $1,690        $551
======================================================================


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                    Selected Additional Information
                              (Unaudited)


                 Net Sales by Category (in thousands)
                 ------------------------------------

                    13 Weeks Ended               39 Weeks Ended
             ---------------------------- ----------------------------
              October    October           October    October
                29,        31,       %       29,        31,       %
               2004       2003     Change   2004       2003     Change
             ---------- ---------- ------ ---------- ---------- ------
Highly
 consumable  $1,251,106 $1,076,913  16.2% $3,532,824 $3,094,797  14.2%
Seasonal        258,835    237,365   9.0%    810,166    737,952   9.8%
Home products   203,227    207,570  -2.1%    626,153    614,746   1.9%
Basic
 clothing       166,019    163,498   1.5%    494,246    458,009   7.9%
             ---------- ---------- ------ ---------- ---------- ------
 Total sales $1,879,187 $1,685,346  11.5% $5,463,389 $4,905,504  11.4%
             ========== ========== ====== ========== ========== ======


                          New Store Activity
                          ------------------

                                 39 Weeks Ended
                       -----------------------------------
                       October 29,             October 31,
                          2004                    2003
                       -----------             -----------

Beginning store count        6,700                   6,113
New store openings             639                     601
Store closings                  82                      61
Net new stores                 557                     540
Ending store count           7,257                   6,653
Total selling square
 footage (000's)            49,474                  44,998


                       Customer Transaction Data
                       -------------------------

                           13 Weeks Ended          39 Weeks Ended
                       ----------------------- -----------------------
                       October 29, October 31, October 29, October 31,
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
Same-store customer
 transactions                +2.3%       +3.4%       +2.9%       +3.9%
Average customer
 purchase
 (total stores)              $8.49       $8.38       $8.42       $8.37


    CONTACT: Dollar General Corporation
             Emma Jo Kauffman, 615-855-5525